EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-260458 on Form S-1 of our report dated December 8, 2021, relating to the financial statements of Blacksky Technology, Inc. (f/k/a Blacksky Holdings, Inc.). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, VA

December 8, 2021